Sale Agreement 2010

Exhibit 10.22

“Pages where confidential treatment has been requested are marked “Confidential Treatment Requested”. The redacted material has been separately filed with the Commission, and the appropriate section has been marked at the appropriate place and in the margin with a star (*).”

“Confidential Treatment Requested”

SALES AGREEMENT

THIS SALES AGREEMENT entered into as of May 17, 2010, by and between E. I. du Pont de Nemours and Company through its DuPont Protection Technologies, a corporation with its principal place of business at 1007 Market Street, Wilmington, DE 19898 ("DuPont" or “Seller”), and Lakeland Industries, Inc., a Delaware corporation with its principal place of business at 701 Koehler Avenue, Suite 7, Ronkonkoma, NY 11779-7410 (“Buyer") (collectively, the “Parties”, and each a “Party”),

WHEREAS, Buyer wishes to purchase from Seller Tyvek® roll goods as defined in Schedule A (hereinafter "Product") under the terms of this Agreement for use solely in protective apparel applications as described in Schedule A (hereinafter “Applications”); and

WHEREAS, Seller has an interest in supplying Product to Buyer under the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein, the Parties agree as follows:

1. RELATIONSHIP OF THE PARTIES

1.01 This Agreement shall not be construed as constituting Seller and Buyer as principal and agent, partners, joint venturers, or creating any other form of legal association which would impose liability upon one Party for the act or failure to act of the other, its agents or employees, except as expressly set forth in this Agreement. Seller and Buyer shall conduct their business in their own names and shall be solely responsible for the acts and conduct of their employees and agents, except as expressly set forth in this Agreement.

1.02 Buyer is an experienced manufacturer of products using Products in Applications. Buyer has a staff properly trained in the use of Product in Applications, and Buyer will comply with all applicable laws and regulations concerning Product that are applicable to it. Buyer has in its employ, or has retained agents and consultants, who are experienced, sophisticated and knowledgeable in the properties and processing techniques of Product and its performance and suitability for use in Applications.

1.03 Buyer agrees to bear responsibility for, and will perform or have performed, all tests which Buyer determines are necessary to provide reasonable assurance of the quality and safety of products that Buyer manufactures using Product in Applications. Buyer will provide its customers with the appropriate warnings which Buyer determines are necessary for the safe use of Buyer products containing Product.

1.04 Buyer acknowledges that it has received, and is familiar with, Seller’s current labeling and literature, including warnings, concerning Product and will forward such information, and such other labeling and material as is supplied to Buyer by Seller from time to time to Buyer’s employees and customers who handle, process or otherwise come into contact with such Product for Applications.

2. SUPPLY OF PRODUCT AND PRICING

2.01 (a) During the Term (as defined below), Seller shall sell to Buyer and Buyer shall purchase from Seller, Product solely for use in Applications. Such Product shall meet the product specifications set forth in Schedule A, attached hereto and by reference made a part hereof.

Sale Agreement 2010

2.02 Each month during the term of this Agreement, Buyer shall provide DuPont with Buyer's written forecast of its requirements for Product for Applications from DuPont during each month of the upcoming three (3) calendar quarters. Such forecasts are for planning purposes only and shall not constitute a commitment to purchase. At least ten (10) days prior to the beginning of each month, Buyer shall notify DuPont in writing of the exact quantity of Product to be delivered to Buyer during such month. Buyer will be obligated to pay for all Product ordered. DuPont upon receipt of the order will ship to Buyer. Such forecasts and orders shall specify the quantity of each style of Product sold hereunder. Once shipments leave DuPont, ownership transfers to Buyer. In the event of loss or damage of Product during or after shipment, Buyer is expected to pay the DuPont invoice on time.

2.03 Product will be shipped in “less than Truckload” shipments. Product will shipped FOB Seller’s Spruance plant in Richmond, VA. Minimum order for prepaid freight is $2500. Minimum order with freight is at $500.

2.04 No Product shall be returned to Seller without Seller’s prior written consent including Product Buyer returns for not meeting specifications. For such Product, Buyer must comply with Seller return authorization process. Provided Buyer complies with Seller’s required process, Seller agrees that it will not unreasonably withhold its consent to return.

2.05 Buyer will pay the prices set forth in Schedule A. Payment is due thirty (30) days from the date of Sellers’ invoice. Prices are subject to change upon thirty (30) days advance written notice from Seller. Such price shall be paid for all Product shipped hereunder on and after the date it becomes effective, unless subsequently again revised by Seller as provided herein. Seller as part of price adjustment notifications will address impact of pricing changes on ordering and shipments. Seller may impose a late payment service charge at a lawful rate on invoices not paid when due.

2.06 Buyer shall provide information on a quarterly basis to Seller on Applications for Products. The information will identify key specialty styles of Applications and the styles and quantity of Products consumed for each Application. DuPont reserves the right to audit or have a third party verification of the Applications using Products for the purpose of ascertaining compliance with the terms of this Agreement.

2.07 Buyer agrees that Buyer will not use the Seller name or any Seller trademarks in any way in association with Buyer’s products made from Product except in a listing of ingredients unless otherwise agreed in writing in advance by Seller. The Seller trademarks used on the Products are and shall be the exclusive property of DuPont. Buyer shall not register, or use, any DuPont trademark or trade name without prior written approval of DuPont. DuPont does not authorize Buyer to use Seller’s name, trademarks or trade names in connection with Buyer' sales, marketing and other business activities for Products except as approved by Seller in writing prior to any requested use. It is understood that business activities for Products, including customer marketing and sales, are the responsibility of Buyer. Buyer shall not register or use any trademark containing the name, or similarities of the name of Seller, its affiliates or subsidiaries, nor any of Seller’s trademarks, for the Products sold hereunder or articles made therefrom.

3. TERMS AND CONDITIONS OF SALE

3.01     Seller’s then-current standard Conditions of Sale set forth on the reverse side of Seller invoices shall apply to this Agreement and to all purchases under this Agreement. A copy of the Seller’s current Conditions of Sale is attached hereto as Schedule B. Conditions of Sale are subject to change upon thirty (30) days advance written notice from Seller.

3.02 In the event of a conflict between the terms and conditions of this Agreement and Seller’s Conditions of Sale, the terms and conditions of this Agreement shall prevail.

3.03 These Conditions of Sale supersede any conditions found on and purchase orders that may otherwise be used by Buyer and any such purchase order conditions shall be of no effect.

4. TERM

4.01 From February 1, 2010 to December 31, 2010, continuing in effect from calendar year to calendar year thereafter. After December 31, 2010, this Agreement may be terminated by either party on at least thirty (30) days prior written notice to the other party.

Sale Agreement 2010

4.02 Notwithstanding Article 4.01 herein:
(a)           In the event that either Party shall default in the performance of any obligation specified herein, the non-defaulting Party shall notify the defaulting Party in writing and, if such default is not remedied within thirty (30) days from date of such notice, or if the defaulting Party is diligently attempting to cure such default but is unable to cure such default within thirty (30) days from the date of such notice, then the non-defaulting Party shall have the right to terminate this Agreement immediately. If, in the non-defaulting Party’s sole opinion, such default may result in substantial property damage, injury, accident or death, the non-defaulting Party may, at any time, immediately suspend this Agreement without penalty or damages.

(b)           Either Party may, at its sole option, terminate this Agreement upon prior written notice to the other Party should any of the following occur:
i)     if a voluntary petition in bankruptcy is filed by a Party or if a Party is adjudged a bankrupt; or
ii)    if a Party is insolvent or unable to make payments to creditors when due or takes advantage of any insolvency act or debtor’s relief act;
iii)   if a Party makes an assignment for the benefit of its creditors; or
iv)   if a Party takes any actions for its liquidation, winding up or dissolution.

(c)           Termination under this Article or under any other Article of this Agreement shall not relieve or release either Party from any rights, liabilities or obligations which it has accrued prior to the date of such termination. Notwithstanding the foregoing, neither Party shall be liable to the other for any loss, expense, liability, termination compensation or payments of any kind arising solely from the exercise of its right to terminate hereunder in accordance with the terms of this agreement. Buyer shall return promptly to Seller all technical manuals, signs and other materials or property of Seller that may have been furnished to Buyer by Seller or any of its subsidiaries, together with all copies or reproductions or parts thereof.

5. GENERAL

5.01 Notices required hereunder shall be sent by certified mail, return receipt requested, or by facsimile confirmed by regular mail, or by overnight courier service, to the Party to be notified at its following address or at such other address as shall have been specified in written notice from the parry to be notified.

If to Seller, notices shall be addressed to:
E. I. du Pont de Nemours and Company
5401 Jefferson Davis Hwy
Richmond, VA 23234
Attn: Norfleet N. Smith, Jr.
Facsimile No: 804-383-2794

If to Buyer, notices shall be addressed to:
Lakeland Industries, Inc.
701 Koehler Avenue, Suite 7
Ronkonkoma, NY 11779-7410
Attn: Christopher J. Ryan and Gary Pokrassa
Facsimile No: 631-981-7851

Each notice sent in accordance with this section shall be deemed to have been received:
(a)           on the third business day after it was mailed by certified mail, return receipt requested (excluding any business day which there existed any general interruption of postal services due to strike, lockout or other cause); or
(b)           on the same day it was sent by facsimile transmission, or on the first business day thereafter if the day on which it was sent by facsimile transmission was not a business day.
(c)           one business day after sending by overnight courier service
“Business day” shall be a business day in the jurisdiction of the recipient.

5.02 It is understood that U. S. Government export regulations restrict (unless the U. S. Government provides written authorization) the export of DuPont's technical information covered by this Agreement as well as Products made using the information. Accordingly, the Parties shall not directly or indirectly re-export such technical information, or Products made using such information, to countries deemed by the U.S. Government to be subject to restrictions. The obligations of this paragraph shall continue beyond the term of this Agreement.

Sale Agreement 2010

5.03 Nothing in this Agreement shall be construed to grant Buyer any rights or license to any Seller patent, patent rights, trademark, trade name, certification mark or product except as specifically provided in this Agreement.

5.04 If any government action or request should place or continue limitations on the price for Product such that it would be illegal or against public or government policy for DuPont to charge, assess or receive the full amount of or to increase the price, then DuPont shall have the option (1) to continue to perform under the Agreement subject to such adjustments in prices that Seller may deem necessary to comply with such government action, (2) to revise the Agreement, subject to Buyer's approval in order to most nearly accomplish the original intent of the Agreement, or (3) to terminate performance of the affected portions of the Agreement without liability for any damages.

5.05 (a)                 In the event of litigation, the Parties agree that the Courts of the State of Delaware (including any federal courts whose jurisdiction encompasses the State of Delaware) shall be the sole and exclusive venue of any claim or action of any kind (whether in contract, warranty, tort, strict liability, by statute, or otherwise) to be commenced by either Party against the other.  Both Parties hereby consent to personal jurisdiction in the Courts of Delaware for purposes of any interpretation, enforcement or legal action concerning this Agreement;
(b)           This Agreement shall be construed in accordance with the laws of the State of Delaware without giving effect to choice of law or conflict principles of any jurisdiction;
(c)           The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement; and
(d)           In the event either, or both, of the Parties to this Agreement are engaged in litigation with a third party over the subject matter of this Agreement, the Parties hereto agree to reasonably cooperate with each other in the defense of such action and will seek, in good faith, the cooperation of any insurance company that may have an interest in the litigation.

5.06  The Parties’ legal obligations under this Agreement are to be determined from the precise and literal language of this Agreement and not from the imposition of state laws attempting to impose additional duties of good faith, fair dealing or fiduciary obligations or any other similar obligation that were not the express basis of the bargain at the time this Agreement was made.

5.07  The Parties are sophisticated businesses with counsel to review the terms of this Agreement and the Parties represent that they have fully read this Agreement, and understand and accept its terms.

5.08  For convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes

5.09  This Agreement (together with its Schedules and attachments) contains all of the terms and conditions and the entire understanding between the Parties, and supersedes any and all prior agreements between the Parties relating to the subject matter hereof.  The Parties agree there are no representations, oral or written, that are not merged herein and the Parties acknowledge they have not executed or authorized the execution of this instrument in reliance upon any agreement, understanding, condition, warranty or representation not contained herein.  These terms and conditions supersede any of a previous date on this topic, and no amendments, modifications thereof shall be binding on Seller or Buyer unless separately contracted in writing and agreed to by a duly authorized representative of the Parties, except as otherwise provided for herein.  No amendments or modifications shall be effected by the acknowledgment or acceptance of purchase order forms stipulating different conditions.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

LAKELAND INDUSTRIES, INC.	E. I. DU PONT DE NEMOURS AND COMPANY

By:	By :

Title:	Title:

Date:	Date:

Sale Agreement 2010

SCHEDULE A

PRODUCTS AND PRODUCT SPECIFICATIONS AND PRICES

PRICE LIST - Tyvek® and Tychem®
PROTECTIVE APPAREL FABRICS FROM DUPONT

Account:   Lakeland Industries, Inc.

Roll goods prices per the effective date above and subject to change upon prior written notice.	DOMESTIC (N.A.) CONSUMPTION Licensee Price			DOMESTIC (N.A.) CONSUMPTION Non-Licensee Price
	PRICE	PRICE	PRICE	PRICE	PRICE	PRICE
STYLE	$/yd2	$/Lin yd	$/Roll	$/yd2	$/Lin yd	$/Roll
Tyvek®
1422A&R (28" & 39" O.D.)	*	*	*	*	*	*
1422A (21.5 O.D.) 17.125 inch wide	*	*	*	*	*	*
1422A (21.5" O.D.)	*	*	*	*	*	*
1422R (21.5" O.D.)	*	*	*	*	*	*
1622E	*	*	*	*	*	*
TYVEK FC (Width 59.75")	*	*	*	*	*	*
	*	*	*	*	*	*
Tychem®	*	*	*	*	*	*
QCY (Yellow) (Width 59.5")	*	*	*	*	*	*
QCG (Gray) (Width 59.5")	*	*	*	*	*	*
QCWH (White) (Width 59.5")	*	*	*	*	*	*
SL White (Width 59.5")	*	*	*	*	*	*
SL Gray (Width59.5")	*	*	*	*	*	*
F Gray (Width 60")	*	*	*	*	*	*
BR (Width 60")	*	*	*	*	*	*
LV (Width 60")	*	*	*	*	*	*
TK (Width 60")	*	*	*	*	*	*
	*	*	*	*	*	*
Tape	*	*	*	*	*	*
Tyvek® 1400T	*	*	*	*	*	*
Tychem® Tape 09	*	*	*	*	*	*

*[Redacted]

"Confidential Treatment Requested"

Sale Agreement 2010
SCHEDULE B

SELLER CONDITIONS OF SALE

E. I. du Pont de Nemours and Company

STANDARD CONDITIONS OF SALE

1. Seller warrants only that (a) any products or services provided hereunder meet Seller's standard specifications for the same or such other specifications as may have been expressly agreed to herein; (b) the sale of any products or services provided hereunder will not infringe the claims of any validly issued United States patent covering such product or service itself, but does not warrant against infringement by reason of (i) the use of any information provided, (ii) the use of any product or service in combination with other products, services, or information or In the operation of any process, or (iii) the compliance by Seller with any specifications provided to Seller by Buyer; and (c) all products provided hereunder were produced in compliance with the requirements of the Fair Labor standards Act of 1938, as amended. WITH RESPECT TO ANY PRODUCTS. SERVICES, OR INFORMATION PROVIDED TO BUYER, SELLER MAKES NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR ANY OTHER EXPRESS OR IMPLIED WARRANTY. Buyer assumes all risk and liability resulting from use of the products, services, or Information delivered hereunder, whether used singly or in combination with other products, services, or information.

2. IN NO EVENT WILL SELLER'S AGGREGATE LIABILITY TO BUYER FOR ALL DAMAGES ARISING FROM ANY AND ALL CLAIMS RELATED TO THE BREACH OF THIS AGREEMENT, NONDELIVERY, OR THE PROVISION OF ANY PRODUCT, SERVICE, OR INFORMATION COVERED BY THIS AGREEMENT. REGARDLESS OF WHETHER THE FORM OF ACTION IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, STATUTE, OR OTHERWISE, EXCEED THE TOTAL PRICE PAID BY BUYER TO SELLER FOR THE PRODUCTS, SERVICES, OR INFORMATION IN RESPECT OF WHICH DAMAGES ARE CLAIMED. NO CLAIM SHALL BE ALLOWED FOR PRODUCT THAT HAS BEEN PROCESSED IN ANY MANNER. FAILURE TO GIVE NOTICE OF A CLAIM WITHIN NINETY (90) DAYS FROM DATE OF DELIVERY, OR THE DATE FIXED FOR DELIVERY (IN CASE OF NONDELIVERY) SHALL CONSTITUTE A WAIVER BY BUYER OF ALL CLAIMS IN RESPECT OF SUCH PRODUCTS, SERVICES, OR INFORMATION. PRODUCTS SHALL NOT BE RETURNED TO SELLER WITHOUT SELLER'S PRIOR WRITTEN PERMISSION. NO CHARGE OR EXPENSE INCIDENT TO ANY CLAIMS WILL BE ALLOWED UNLESS APPROVED BY AN AUTHORIZED REPRESENTATIVE OF SELLER. IN ADDITION, AND TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO WAIVES ANY CLAIM TO INDIRECT, CONSEQUENTIAL, PUNITIVE, EXEMPLARY OR MULTIPLIED DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE PROVISION OF ANY PRODUCT, SERVICE, OR INFORMATION. TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES WAIVE AND AGREE NOT TO ASSERT NON-CONTRACTUAL CLAIMS ARISING UNDER STATE LAW RELATING TO THIS AGREEMENT OR THE PROVISION OF ANY PRODUCT, SERVICE, OR INFORMATION COVERED BY THIS AGREEMENT, AND THIS AGREEMENT SHALL BE DEEMED TO INCLUDE SUCH LANGUAGE AS MAY BE REQUIRED TO EFFECT SUCH WAIVER. WAIVER BY EITHER PARTY OF ANY DEFAULT BY THE OTHER HEREUNDER SHALL NOT BE DEEMED A WAIVER BY SUCH PARTY OF ANY DEFAULT BY THE OTHER WHICH MAY THEREAFTER OCCUR.

3. No liability shall result from delay in performance or nonperformance, directly or indirectly caused by circumstances beyond the control of the party affected, including, but not limited to, act of God, fire, explosion, flood, war, act of or authorized by any Government, accident, labor trouble or shortage, pandemic, inability to obtain material, equipment or transportation, failure to obtain or hardship in obtaining reasonably priced supplies of materials, or failure of usual transportation mode. Quantities so affected may be eliminated from the agreement without liability, but the agreement shall remain otherwise unaffected. Seller shall have no obligation to purchase supplies of the product specified herein to enable it to perform this Agreement.

4. If for any reason including but not limited to Force Majeure Seller is unable to supply the total demand for products specified herein, Seller may distribute its available supply among any or all purchasers, as well as departments and divisions of Seller, on such basis as it may deem fair and practical, without liability for any failure of performance which may result therefrom.

5. Seller may furnish such technical assistance and information as it has available with respect to the use of the products or services covered by this agreement. Unless otherwise agreed in writing, all such information will be provided gratis. Buyer agrees to evaluate such information, to make an independent decision regarding the suitability of such information, products and services for Buyer's application, and only use such products, services and information pursuant to then current good product stewardship principles and all regulatory requirements applicable to Buyer's business.

E. I. du Pont de Nemours and Company

6. Buyer acknowledges that it has received and is familiar with Seller's labeling and literature concerning the products and its properties. Buyer will forward such Information to its employees, contractors and customers who may distribute, handle, process, sell or use such products, and advise such parties to familiarize themselves with such information. Buyer agrees that products sold hereunder will not knowingly be resold or given in sample form to persons using or proposing to use the products for purposes contrary to recommendations given by Seller or prohibited by law, but will be sold or given as samples only to persons who can handle, use and dispose of the products safely. Unless agreed to by Seller in a written agreement covering such use, in no event shall Buyer use products or resell products for use in the manufacture of any implanted medical device. Buyer agrees that export of any product, service or information provided hereunder shall be in accordance with applicable Export Administration Regulations.

7. Except as may be contained in a separate trademark license, the sale of product (even if accompanied by documents using a trademark or trade name of Seller) does not convey a license, express or implied, to use any trademark or trade name of Seller, and Buyer shall not use any trademark or trade name of Seller in the conduct of its business without Seller's prior written consent.

8. The Buyer shall reimburse the Seller for all taxes, (excluding Income taxes) excises or other charges which the Seller may be required to pay to any Government (National, State or Local) upon the sale, production or transportation of the products, services, or information sold hereunder.

9. In the event Buyer falls to fulfill Seller's terms of payment, or in case Seller shall have any doubt any time as to Buyer's financial responsibility, Seller may decline to make further deliveries except upon receipt of cash or satisfactory security.

10. This agreement is not assignable or transferable by Buyer, in whole or in part, except with the prior written consent of Seller. Seller reserves the right to sell, assign, or otherwise transfer its right to receive payment under this agreement.

11. Dispute Resolution and Arbitration – Buyer and Seller agree to arbitrate all disputes, claims or controversies whether based on contract, tort, statute, or any other legal or equitable theory, arising out of or relating to (a) this Agreement or the relationship which results from this Agreement, (b) the breach, termination or validity of this Agreement, (c) the purchase or supply of any product. service, or information provided by Seller, (d) events leading up to the formation of Buyer's and Seller's relationship, and (e) any issue related to the creation of this Agreement or its scope, including the scope and validity of this paragraph. The parties shall before and as a condition to proceeding to arbitration attempt in good faith to resolve any such claim or controversy by mediation under the International Institute for Conflict Prevention & Resolution ("CPR") Mediation Procedure then currently in effect. Unless the parties agree otherwise, the mediator will be selected from the CPR Panels of Distinguished Neutrals. Any such claim or controversy which remains unresolved 60 days after the appointment of a mediator or 60 days after good faith efforts by either party to proceed to mediation shall be finally resolved by binding arbitration in accordance with the CPR Rules for Non-Administered Arbitration then currently in effect by three independent and impartial arbitrators, none of whom shall be appointed by either party. This Agreement shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16, to the exclusion of any state laws inconsistent therewith. Such arbitration shall be conducted in a city to be chosen by the arbitrators which is not the principal place of business of either party, and the arbitrators and the parties shall conduct such arbitration in accordance with such procedures as may be necessary to permit use of the then current CPR Arbitration Appeal Procedure. Any judgment upon the award rendered by the arbitrator(s) may be entered by any court having jurisdiction thereof. In the event that either party wishes to appeal an award, the parties shall follow the then current CPR Arbitration Appeal Procedure. Buyer and Seller agree not to file or join any class action or class arbitration, seek or consent to class relief, or seek or consent to the consolidation or joinder of its claims with those of any third party. If any clause within this Arbitration Provision (other than the agreement regarding the conduct of the arbitration in the preceding sentence) is found to be illegal or unenforceable, that clause will be severed from this Arbitration Provision, and the remainder of the Arbitration Provision will be given full force and effect. If such agreement regarding the conduct of the arbitration is found to be illegal or unenforceable and if the arbitrators permit a class arbitration or consolidated or joined matter to proceed, this entire Arbitration Provision will be unenforceable, and the dispute may be decided by a court. The obligations set forth in this paragraph shall survive the termination or expiration of this Agreement

E. I. du Pont de Nemours and Company

12. This Agreement shall be construed and governed by Delaware law, without regard to any applicable conflicts of law provisions, and the terms of the UCC, rather than the United Nations Convention on Contracts for the International Sale of Goods, shall apply.

13. Except as otherwise expressly provided in any other term or condition of this Agreement, title, liability for and risk of loss to Product sold hereunder passes to Buyer upon loading for shipment at Seller's producing location.

14. Except as expressly provided in any other term or condition of this Agreement, any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

15. This Agreement supersedes all prior agreements, representations and understandings between the parties (whether written or oral) with respect to its subject matter and constitutes (along with the exhibits and schedules attached hereto) a complete and exclusive statement of the terms of the agreement between the parties with respect to the provision of products or services hereunder. Not by way of limitation of the unqualified nature of the foregoing, Buyer acknowledges, agrees and represents that it is not relying upon, and it has not been induced by, any representation, warranty, statement made by, or other information provided by Seller in connection with its decision to purchase or use any product, service, information or technology, other than the representations and warranties Seller as and only to the extent expressly provided in this Agreement. No modification of this Agreement shall be binding upon Seller unless separately contracted in writing and executed by a duly authorized representative of Seller. No modification shall be effected by the acknowledgment or acceptance of purchase order forms stipulating different conditions.

Ver.2/1/07